Exhibit 99.1

    Amarantus Completes Capital Restructuring in Preparation for National Exchange Listing

SAN FRANCISCO and GENEVA, June 9, 2015 (GLOBE NEWSWIRE) -- Amarantus BioScience Holdings, Inc. (OTCQB:AMBS), a biotechnology company focused on developing therapeutic and diagnostic products for neurological disorders and orphan indications, announced it has completed its capital restructuring in preparation for a national exchange listing via a 1-for-150 reverse split of its common stock effective at the close of trading on Tuesday, June 9, 2015. Amarantus' common stock will trade on a split-adjusted basis under a new CUSIP number and temporary ticker symbol "AMBSD" beginning on Wednesday, June 10, 2015. After 20 days, the common stock will commence trading under the ticker symbol "AMBS."

"The streamlining of our capital structure will make Amarantus a much more attractive investment opportunity to the broader capital markets," said Gerald E. Commissiong, President & CEO of Amarantus. "As the Company begins its march towards a national exchange listing, we have a number of exciting milestones expected across each of our programs that we believe will drive value and raise the level of awareness of Amarantus within the scientific, medical, business and investment communities."

As a result of the stock split, every 150 shares of issued and outstanding common stock will be converted into 1 share of common stock. The Company's common stock will temporarily trade on the OTC QB under the symbol "AMBSD," for a period of 20 trading days after which time the symbol will revert back to AMBS. The temporary "D" at the end of the Company's stock symbol signifies that the reverse stock split has occurred. Following the reverse split, there will be approximately 7 million common shares outstanding.

All fractional shares created by the reverse stock split will be rounded to the nearest whole share. If the fraction created is one half or less, it will be rounded down to the nearest whole share. If the fraction is more than one half, it will be rounded up to the nearest whole share. Each shareholder will get at least one share.

The Company's transfer agent, VStock Transfer, LLC, will adjust its records to reflect each shareholder's post-split position. Share adjustments to physical stock certificates can be made upon surrender of the certificate to the transfer agent. Please contact VStock Transfer, LLC for further information at (212) 828-8436 or toll-free at (855)-9VSTOCK or by email at info@vstocktransfer.com.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS' Therapeutics division has development rights to eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer's aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS' Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF's discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor/Media Contacts
Jenene Thomas
Jenene Thomas Communications, LLC
Investor Relations and Corporate Communications Advisor
T: (US) 908.938.1475
jenene@jenenethomascommunications.com

Corporate Contact
Amarantus BioScience Holdings, Inc.
655 Montgomery Street
Suite 900
San Francisco, CA 94111
(p)408.737.2734
info@amarantus.com
www.amarantus.com